SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2004

Greater Bay Bancorp

(Exact name of registrant as specified in its charter)

California	77-0387041
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

Commission file number: 0-25034

2860 West Bayshore Road

Palo Alto, California 94303

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 813-8200

Item 5.	Other Events.

On March 23, 2004, Greater Bay Bancorp (the “Company”) issued a press release announcing the completion of a private offering and sale of $265.2 million principal amount at maturity of its zero coupon senior convertible debt securities due 2024 with gross proceeds to the Company of $240.0 million. This amount includes $44.2 million principal amount at maturity of debt securities issued upon the exercise by the initial purchaser of its overallotment option.

The Company used approximately $47 million of the net proceeds from the sale to repurchase 1,695,273 shares of it common stock concurrently with the sale of the convertible debt securities. The Company intends to use the remaining net proceeds for general corporate purposes.

On March 23, 2004, the Company also issued a press release announcing the declaration of its 2004 first quarter cash dividend in the amount of $0.1425 per share. Such amount represents approximately a 6% increase from the cash dividend for the fourth quarter 2003.

The press releases, which appear as Exhibits 99.1 and 99.2, are filed and incorporated herein by reference, except as set forth in Item 9.

Item 7.	Financial Statements and Exhibits.

Exhibits

99.1	Press Release dated March 23, 2004 re completion of debt offering

99.2	Press Release dated March 23, 2004 re dividend increase

Item 9.	Regulation FD Disclosure

The paragraph of the dividend press release containing the quote of the President and Chief Executive Officer is not filed but is furnished pursuant to Regulation FD.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Greater Bay Bancorp (Registrant)

Dated:	March 24, 2004	By:	/s/ Linda M. Iannone

Linda M. Iannone Senior Vice President and General Counsel

3

Exhibit Index

99.1	Press Release dated March 23, 2004 re completion of debt offering

99.2	Press Release dated March 23, 2004 re dividend increase

4